Exhibit 10.1

EMPLOYMENT AGREEMENT

by and between

WMG ACQUISITION CORP.

and

Michael D. Fleisher

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 14th day of November, 2008 by and between WMG Acquisition Corp., a Delaware corporation (the “Company”), and Michael D. Fleisher (the “Executive”).

RECITALS:

WHEREAS, the Company is a direct wholly owned subsidiary of WMG Holdings Corp., a Delaware corporation (“Midco”), and an indirect wholly owned subsidiary of Warner Music Group Corp., a Delaware corporation (“Parent”); and

WHEREAS, the Company wishes to engage the Executive to serve as Vice-Chairman – Strategy & Operations of Parent and to provide services to the Company, Parent, Midco and their affiliates on the terms and conditions contained herein and the Executive wishes to accept such engagement on the terms and conditions contained herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants herein, the parties hereby agree as follows:

1. Employment Period. This Agreement and the Executive’s employment with the Company hereunder (hereinafter referred to as the “Employment Period”) shall be effective on September 16, 2008 (the “Effective Date”) and, unless earlier terminated pursuant to Section 4 hereof, shall expire on December 31, 2013.

2. Position, Duties and Representations.

(a) During the Employment Period, the Executive shall be employed as the Vice-Chairman – Strategy & Operations of Parent and shall report solely to the Chief Executive Officer of Parent (the “CEO”). Subject to the ultimate authority of the CEO, (i) the Executive shall have direct management responsibility for, and authority over, global corporate strategy, information technology, and investor relations of the Company, Parent, Midco and the direct and indirect subsidiaries and controlled affiliates of each of them (the “Company Group”), the Strategic Initiatives & Operations and Business Development groups currently overseen by the Executive as of the date hereof, and any special projects and/or transformational initiatives assigned to the Executive by the CEO, and (ii) the Executive shall continue the Executive’s current role in the M&A activities of the Company Group. The Executive’s services to the Company shall be performed primarily at the offices of the Company located in New York City, subject to travel requirements necessary to discharge the responsibilities and duties assigned to the Executive hereunder.

(b) Excluding periods of vacation, sick leave and disability to which the Executive is entitled during the Employment Period, the Executive agrees, to the extent necessary to discharge the responsibilities and duties assigned to the Executive hereunder, to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, the Executive may (i) serve on corporate boards or committees with the consent of the CEO, which consent shall not be unreasonably withheld, (ii) serve on civic, educational, philanthropic or charitable boards or committees, (iii) passively own not more than three percent (3%) of the outstanding capital stock or any corporation whose stock is publicly traded and (iv) manage personal investments.

(c) The Executive represents and warrants to the Company that, other than prohibitions generally imposed by law, there is no “Contract” (as defined in Section 6(d)) or other restriction or agreement in effect that would prohibit or otherwise limit the Executive’s ability to enter into or negotiate this Agreement, become an employee or officer of the Company or to discharge the responsibilities and duties assigned to the Executive hereunder.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at an annual rate equal to $825,000 (“Base Salary”), payable in regular installments in accordance with the Company’s usual payroll practices.

(b) Annual Bonus. The Executive shall be eligible to receive the following annual cash bonuses (together, the “Annual Bonus”):

(i) In respect of Company’s 2009 fiscal year and each subsequent fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive a discretionary annual bonus (the “Corporate Bonus”) with a target of $800,000. The amount of each Corporate Bonus shall be determined by the Board of Directors of Parent (the “Board”) or the Compensation Committee thereof in consultation with the CEO and shall be based on individual and Company Group performance. The Corporate Bonus may be higher or lower than the target using criteria consistent with that applicable to the annual bonuses of other senior executives of the Company other than the CEO and the Chairman and CEO of Recorded Music – North America of Company. For the avoidance of doubt, if the Employment Period ends due to the expiration of the Agreement on December 31, 2013, the Executive shall nevertheless be eligible to receive a Corporate Bonus in respect of the 2013 fiscal year, and the amount of such Corporate Bonus shall be determined using criteria consistent with those generally used in respect of prior fiscal years. Notwithstanding the above, the Executive’s Annual Bonus in respect of the 2008 fiscal year of Company shall continue to be determined pursuant to the terms of Paragraph 3(b) of the Prior Agreement (as defined below).

(ii) In respect of Company’s 2009 fiscal year and each subsequent fiscal year of Company ending during the Employment Period, the Executive shall be eligible to receive a discretionary annual bonus (the “Projects Bonus”) with a target of $300,000. The amount of each Projects Bonus shall be determined by the Board or the Compensation Committee thereof in consultation with the CEO and shall be based on the Executive’s performance with respect to any special projects and/or transformational initiatives that have been assigned to the Executive by the CEO, after consultation with the Executive (the “Projects Bonus”). The Projects Bonus may be higher or lower than the target. For the avoidance of doubt, if the Employment Period ends due to the expiration of the Agreement on December 31, 2013, the Executive shall nevertheless be eligible to receive a Projects Bonus in respect of the 2013 fiscal year, and the amount of such Projects Bonus shall be determined using criteria consistent with those generally used in respect of prior fiscal years.

(c) Equity. As soon as practicable following the execution in full of this Agreement and in accordance with the equity granting policies of the Company, the Executive shall be granted (i) shares of Warner Music Group Corp.’s Common Stock (the “Restricted Stock Award”) pursuant to the Restricted Stock Award Agreement annexed hereto as Exhibit A and (ii) Warner Music Group Corp. stock options pursuant to the Stock Option Award Agreement annexed hereto as Exhibit B.

(d) Benefit Plans. During the Employment Period, the Executive shall be eligible to participate in the employee benefit plans and arrangements of the Company and its affiliates on terms and conditions no less favorable in the aggregate than those generally provided to other senior executive officers of the Company.

(e) Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket expenses incurred by the Executive in the performance of his duties hereunder, subject to the submission of such written documentation as the Company may reasonably require in accordance with its standard expense reimbursement practices and policies. Without limiting the generality of the foregoing, the Company will reimburse the Executive for first class travel and first class hotel accommodations in connection with travel undertaken in the performance of his duties hereunder, subject to any Company policy reducing the class of travel for executives generally, including such policy in effect as of the date hereof.

(f) Vacation. During the Employment Period, the Executive shall be entitled to no less paid vacation for each year commencing with the Effective Date as is made available generally to senior executives of the Company; provided that such paid vacation shall be no less than four weeks per year; and provided further that unused vacation pay in any year may not be carried forward.

4. Termination. The Employment Period and the Executive’s employment with the Company shall terminate under the following circumstances:

(a) Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment and the Employment Period after having established the Executive’s Disability, by giving to the Executive a “Notice of Termination” (as defined in Section 4(d)). For purposes of this Agreement, “Disability” means personal injury, illness or other cause which has rendered the Executive “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and unable to substantially perform his material duties and responsibilities hereunder for a period of 120 consecutive days, or 120 out of 180 consecutive days, as determined jointly by a physician selected by the Company reasonably acceptable to the Executive (or, if he is incapacitated, his legal representative) and a physician selected by the Executive (or, if he is incapacitated, his legal representative) and reasonably acceptable to the Company. If such physicians cannot agree as to whether the Executive has suffered a Disability, they shall jointly select a third physician who shall make such determination. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity, the Executive incurs a “separation from service” within the meaning of such term under Code Section 409A (using for this purpose a 29-month period of absence, as described in Treasury Regulation Section 1.409A-1(h)(i)), the Executive shall on such date automatically be terminated from employment hereunder because of Disability.

(b) With or Without Cause. The Company may terminate the Executive’s employment and the Employment Period with or without “Cause” (as defined below) by giving to the Executive a Notice of Termination. For purposes of this Agreement, “Cause” means (i) the willful and continued failure of the Executive to perform substantially his material duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for performance is delivered to the Executive by the Board which identifies the manner in which the Board believes that the Executive has not performed the Executive’s duties and the Executive, after a period established by the Board and communicated in writing to the Executive (which period may be no less than 20 days), has failed to cure such failure to the reasonable satisfaction of the Board, (ii) the willful engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, (iii) the Executive’s conviction of, or pleading guilty to, a felony or misdemeanor involving moral turpitude or dishonesty or (iv) a determination by the Board that any of the Executive’s representations made in Section 2(c) of this Agreement were untrue when made (provided that the Company informs the Executive within ninety (90) days of the majority of the members of the Board having actual knowledge of such breach). A termination of the Executive by the Company for Cause shall not be effective unless and until the Company has delivered to the Executive, along with the Notice of Termination, a copy of a resolution duly adopted by a majority of the Board (excluding the Executive, if he is a member of the Board) stating that the Board has determined to terminate the Executive for Cause; provided, however, that no such resolution shall be permitted to be adopted without the Company having afforded the Executive the opportunity to make a presentation to the Board and to answer any questions its members may ask him.

(c) With or Without Good Reason. The Executive may terminate his employment and the Employment Period with “Good Reason” (as defined below) or, on and after the first anniversary of the Effective Date, without Good Reason, in each case by giving to the Company a Notice of Termination. For purposes of this Agreement, “Good Reason” means, without the Executive’s express written consent:

(i) (x) a change in the duties or responsibilities (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive’s position(s), duties, responsibilities or status with the Company and its affiliates as set out in this Agreement, or (y) an adverse change in the Executive’s title or offices;

(ii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, including but not limited to any reduction in the target attainable Annual Bonus;

(iii) the Company requiring the Executive to be based at any office or location other than at an office commensurate with the Executive’s position at the headquarters of the Company in the Borough of Manhattan, New York;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement; or

(v) a failure by the Company to cause any successor to expressly assume this Agreement pursuant to Section 8(c) hereof.

Without limiting the generality of any of the foregoing, Good Reason shall include, without the Executive’s express written consent, (i) any change in reporting line such that the Executive no longer reports to the CEO, or (ii) the appointment of any person other than the Executive or Lyor Cohen as Parent’s President, Chief Operating Officer or the equivalent.

A termination by the Executive with Good Reason shall be effective only if the Executive delivers to the Company a Notice of Termination for Good Reason within 60 days after learning of the circumstances constituting Good Reason; provided, however, that if such Notice of Termination describes, as Good Reason, only one or more of the circumstances described in clause (i), (ii), (iii) and (iv) of this Section 4(c) and, within 30 days following the delivery of such Notice of Termination, the Company has cured such circumstances to the reasonable satisfaction of the Executive, then such Notice of Termination shall be ineffective and no Good Reason shall be deemed to exist.

(d) Notice of Termination. Any termination by the Company with or without Cause or on account of Disability, or by the Executive with or without Good Reason, shall be communicated by a Notice of Termination to the other party given in accordance with Section 9(e). For purposes of this Agreement, a “Notice of Termination “ means a written notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the proposed termination date; provided, however, that the information in clause (ii) shall not be required in the event of any termination by the Company without Cause or by the Executive without Good Reason.

5. Obligations of the Company Upon Termination.

(a) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or on account of Disability, the Company shall:

(i) pay to the Executive or the Executive’s estate, as applicable, a lump sum cash payment within ten (10) days after such termination equal to, to the extent not previously paid: (A ) the Executive’s Base Salary through the end of the month in which such termination occurred, (B) any earned and accrued but unpaid Annual Bonus for any Fiscal Year ending prior to such termination, (C) any accrued vacation pay, (D) any unpaid reimbursable business expenses due to the Executive in accordance with Section 3(e) (the amounts described in the preceding clauses (A) – (D), the “Accrued Amounts”), (E) the Executive’s Base Salary for an additional twelve month period and (F) a pro-rated target Annual Bonus for the Fiscal Year of termination determined by multiplying (x) such target Annual Bonus by (y) a fraction, the numerator of which is the number of days in the Fiscal Year that the Executive was employed by the Company and the denominator of which is 365; and

(ii) provide those death or disability benefits to which the Executive is entitled at the date of the Executive’s death or Disability under any benefit plans, policies or arrangements of the Company.

(b) Cause or Without Good Reason. If the Executive’s employment shall be terminated (i) by the Company with Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive a lump sum cash payment within ten (10) days after such termination equal to, to the extent not previously paid, the Accrued Amounts.

(c) Without Cause or With Good Reason. If the Executive’s employment shall be terminated by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to receive the following payments and benefits:

(i) to the extent not previously paid, the Accrued Amounts;

(ii) an amount equal to $1,925,000, payable in substantially equal monthly installments on the first day of each of the first 12 calendar months following termination (subject to the Executive’s continued compliance with the covenants contained in Section 6 during such payment period);

(iii) a pro-rated Corporate Bonus with respect to the Fiscal Year of termination determined by: (A) multiplying (w) $800,000 by (x) a fraction, the numerator of which is the number of days in such Fiscal Year that the Executive was employed by the Company and the denominator of which is 365, and (B) multiplying the product of (w) and (x) above by a fraction, the numerator of which is the size of the total WMG corporate bonus pool awarded with respect to such fiscal year and the denominator of which is the target WMG corporate bonus pool for such fiscal year. Such pro-rated Corporate Bonus shall be payable at the time annual bonuses are generally payable to the Company’s senior executives in respect of such Fiscal Year;

(iv) a pro-rated Projects Bonus with respect to the fiscal year of termination determined by: (A) multiplying (w) $300,000 by (x) a fraction, the numerator of which is the number of days in such Fiscal Year that the Executive was employed by the Company and the denominator of which is 365, and (B) applying such adjustment as the Board or the Compensation Committee thereof determines in good faith is appropriate in light of Executive’s performance in such fiscal year with respect to any special projects and/or transformational initiatives which have been assigned to the Executive by the CEO.

(v) The Executive and the Executive’s spouse and dependents, as applicable, shall continue to participate in the Company’s group health and life insurance plans (or be provided comparable medical and life insurance coverage), at Company expense, until the earlier of the first anniversary of such termination or the date the Executive becomes eligible for coverage under the group health or life insurance plan, as applicable, of another employer.

(d) In General. The Executive shall have no rights upon his termination of employment with the Company, other than those set forth in each of Section 5(a), (b) or (c), as applicable, to any compensation or any other benefits from the Company under this Agreement, provided that amounts which the Executive is otherwise entitled to receive under any plan, program or arrangement of the Company or any of its affiliates available to employees generally (other than any severance plan or program), shall be payable in accordance with such plan, program or arrangement.

6. Restrictive Covenants. Without in any way limiting or waiving any right or remedy accorded to the Company or any limitation placed upon the Executive by law, the Executive hereby agrees as follows:

(a) Non-Solicitation. The Executive agrees that during the Employment Period and for six months after the expiration or termination thereof (the “Non-Solicitation Period”), the Executive shall not, directly or indirectly:

(i) hire or make an offer of employment to, or supervise, any employee at the level of Vice President or above (each, a “Restricted Executive”) of the Company or other direct or indirect subsidiary or controlled affiliate of the Company (the Company and all such other subsidiaries or controlled affiliates being referred to hereinafter as the “Restricted Operations”) on the Executive’s own behalf, or on behalf or any person, firm or entity (other than a Restricted Operation);

(ii) attempt to persuade any Restricted Executive to (1) terminate his employment with a Restricted Operation, (2) refrain from extending his employment with a Restricted Operation, (3) refrain from entering into a new employment arrangement with a Restricted Operation or (4) enter into any employment arrangement with any competitor of a Restricted Operation;

(iii) hire, or make an offer of employment to, or enter into, or solicit or offer to enter into, any “Contract” (as hereinafter defined) with, any “Artist” (as hereinafter defined) on the Executive’s own behalf or on behalf of any person, firm or entity, if the activities which are the subject of such hiring, employment or Contract are in any way competitive with a Restricted Operation; or

(iv) attempt to persuade any Artist to (1) terminate his or her relationship or Contract with a Restricted Operation, (2) refrain from extending his or her relationship or Contract with a Restricted Operation, (3) refrain from entering into a new Contract with a Restricted Operation or (4) enter into any relationship or Contract with any competitor of a Restricted Operation.

(b) Confidentiality. The Executive shall not at any time disclose or reveal to any person, firm or entity, or make use of (otherwise than for the benefit of the Company or its affiliates), any trade secrets or information of a secret or confidential nature, including without limitation, matters of a business nature, such as information about costs, profits, markets, leases, details of recording agreements, distribution agreements, customer Contracts, manufacturing processes, financial information, technical and production know-how, developments, inventions, processes or administrative procedures, concerning the business or affairs of a Restricted Operation, which the Executive may have acquired in the course of or incident to the Executive’s employment with the Company, and the Executive confirms that all such information (“Confidential Information”) is the exclusive property of the Company and/or such Restricted Operation. This paragraph shall not apply to disclosures by the Executive (i) in the proper performance of his obligations under this Agreement during the Employment Period or to officers, employees, lawyers and accountants of a Restricted Operation, (ii) to the Executive’s legal counsel in connection with seeking legal advice related hereto, (iii) to the Executive’s accountants in connection with seeking financial or tax advice related hereto, or (iv) as required by law, a court of competent jurisdiction or regulatory agency or other governmental authority. Nothing herein shall prevent the Executive, subsequent to the termination or expiration of his employment hereunder, from using or availing himself of general technical skills, knowledge and experience, including that pertaining to or derived from the non-confidential aspects of a Restricted Operation. The term “Confidential Information” shall not include information generally available and known to the public other than as a result of a breach of this Section 6(b) by the Executive. The Executive agrees to hold as Company property all Confidential Information and all books, papers and other data, and all copies thereof and therefrom, in any way relating to the businesses of a Restricted Operation, whether made or received by the Executive, and, on termination of employment, or upon demand by the Company, to deliver the same to the Company.

(c) Intellectual Property. Any copyrights, “Musical Compositions” (as hereinafter defined), trademarks, patents, patent applications, inventions, developments and processes which the Executive during the Employment Period may develop which may reasonably be expected to be usable by a Restricted Operation in the ordinary course of its business shall belong to Company and/or the relevant Restricted Operation. Furthermore, the Executive agrees to execute any copyright assignment or other instruments as any Restricted Operation may deem reasonably necessary (at such Restricted Operation’s expense) to evidence, establish, maintain, protect, enforce, and/or defend any and all of such Restricted Operation’s interests under this Section 6(c). All such interests shall vest in the relevant Restricted Operation whether or not such instrument is requested, executed or delivered. If the Executive shall not so execute and deliver any such instrument after reasonable notice and opportunity to do so, the Company shall have the right to do so in the Executive’s name and the Company is hereby irrevocably appointed the Executive’s attorney-in-fact for such purposes, which power is coupled with an interest.

(d) Definitions. For the purposes of Section 6 of this Agreement, the following definitions shall apply:

(i) “Artists” means (A) any singer or musician, or other person furnishing the services or works of an artist to a Restricted Operation pursuant to a Contract with a Restricted Operation pursuant to which such singer, musician or other person is required to provide exclusive services for the making or delivering of master “Recordings” (as hereinafter defined) to such Restricted Operation or (B) any writer, producer or other talent who has entered into a Contract with a Restricted Operation or who has otherwise provided services to a Restricted Operation excepting, in the case of both clauses (A) and (B) above, any such person who is required to provide services to any person or party other than a Restricted Operation on an exclusive basis pursuant to a Contract that was not entered into in connection with any violation by the Executive of this Agreement.

(ii) “Contract” means any contract, other agreement, commitment, binding arrangement, binding understanding or binding relationship (whether written or oral and whether express or implied).

(iii) “Musical Compositions” means a musical composition or medley consisting of words and/or music, or any dramatic material and bridging passages whether in form of instrumental and/or vocal music, prose or otherwise, irrespective of length.

(iv) “Recordings” means any recording of sound, whether or not coupled with a visual image, by any method or format and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of Records or for any other exploitation of sound, excluding television and movies (other than music videos or the promotion thereof), consumer electronics and electronic games.

(v) “Records” means gramophone discs, magnetic tapes, compact discs, other storage media and any other device or appliance used for emitting sounds (whether or not accompanied by visual images) incorporating the Recordings.

(e) Severability; Blue-Pencilling. Each section, subsection or part thereof under this Section 6 constitutes an entirely separate and independent restriction. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(f) Necessity; Enforcement. The parties hereto have considered carefully the necessity for protection of each Restricted Operation against the Executive’s disclosures of Confidential Information and other actions referred to in this Section 6, and the nature and scope of such protection. The parties agree and acknowledge that the duration and scope applicable to the covenants set forth in this Section 6 are fair, reasonable and necessary, and that the Executive has received adequate consideration for such obligations. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek injunctive relief (without the requirement of posting any bond or other security) from a court of competent jurisdiction for the purpose of restraining the Executive from any actual or threatened breach of the covenants contained in this Section 6.

7. Indemnity. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold the Executive harmless from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including, without limitation, the reimbursement of reasonable attorneys’ fees, settlement expenses, punitive damages and the advancement of legal fees and expenses, as such fees and expenses are incurred by the Executive) arising from or relating to (a) claims relating to the Company or any or direct or indirect parents or subsidiaries or (b) the Executive’s service with or status as an officer, director, employee, agent or representative of the Company or any of its direct or indirect parents or subsidiaries or in any other capacity in which the Executive serves or have served at the request of the Board or the CEO for the benefit of any such entity. Without limiting the foregoing, in connection with any such claim, demand, action, cause of action, liability, loss, judgment or fine, the Executive shall have the right (i) to be represented by separate counsel reasonably acceptable to the Company, at the Company’s sole cost and expense, and (ii) to have the Company pay the cost and expense of any bond that the Executive may be required to post in order to appeal an adverse decision. The Company’s obligations under this Section 7 shall be in addition to, and not in derogation of, any other rights the Executive may have against the Company to indemnification or advancement of expenses, whether by statute, contract or otherwise (including, without limitation, the Executive’s entitlement to indemnification and the payment or reimbursement of expenses (including attorneys’ fees and expenses) to the extent provided in and/or permitted by the Certificate of Incorporation and By-Laws of the Company. The Company shall maintain directors and officers liability insurance in commercially reasonably amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as any other senior executive of the Company. The Executive hereby undertakes to repay any advances paid to him pursuant to this Section 7 if a final judgment adverse to the Executive establishes that he is not entitled to be indemnified under this Agreement or otherwise. The Company hereby acknowledges that the undertaking set forth in the previous sentence satisfies all requirements for any similar undertakings in the by-laws or other corporate documents of the Company. The Company shall not take any action that would impair the Executive’s right to indemnification, other than in connection with a claim by the Company that the Executive is not entitled to indemnification in accordance with the standards set forth in this Section 7.

8. Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. References under this Agreement to the Executive’s termination of employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s separation from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 10 shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. Any payments deferred pursuant to the preceding sentence shall be paid together with interest thereon at a rate equal to the lower of (i) the average U.S. federal funds rate in effect during the deferral period minus 50 basis points and (ii) the Company’s actual cash return on its U.S. short term cash investments during the deferral period minus 20 basis points. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 10; provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect to thereto. Without limiting the generality of the foregoing, if the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Executive to incur any additional tax under Code Section 409A and the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with the Executive, use commercially reasonable efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A; provided, however, that the Company shall not be required to make modifications that would be materially disadvantageous to the Company, as determined by the Company in good faith. To the extent that any provision is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

9. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 9(c), shall not be assignable by the Company without the prior written consent of the Executive (which shall not be unreasonable withheld).

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely therein. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state or federal courts located in New York, New York.

(b) In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement on account of future earnings by the Executive. Any amounts due to the Executive under this Agreement upon termination of employment are considered to be reasonable by the Company and are not in the nature of a penalty.

(c) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e) All notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid recorded delivery, addressed as follows:

If to the Executive:

The most recent address for the Executive in the records of Parent or the Company. The Executive hereby agrees to promptly provide the Company with written notice of any change in the Executive’s address for so long as this Agreement remains in effect.

If to the Company:

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, New York 10019

Attention: Chief Executive Officer

With a copy to: General Counsel

and shall be deemed to have been duly given when so delivered personally or, if mailed or sent by overnight courier, upon delivery; provided, that, a refusal by a party to accept delivery shall be deemed to constitute receipt.

(f) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) This Agreement is the joint product of the Company and the Executive and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and the Executive and shall not be construed for or against either party hereto.

(i) Subject to any other documents which may be entered into by the Executive and the Company on or after the Effective Date (including without limitation the Restricted Stock Award Agreement), this Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and, upon this Agreement becoming effective, supersedes all prior communications, representations and negotiations in respect thereto, whether or not in writing, including, without limitation, the Employment Agreement between Executive and Warner Music Group Inc. dated December 21, 2004 (the “Prior Agreement”).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Michael Fleisher
Michael D. Fleisher

WMG ACQUISITION CORP.

By:	/s/ Paul Robinson
Title:	EVP & General Counsel

Exhibit A

Execution Copy

WARNER MUSIC GROUP CORP.

RESTRICTED STOCK AWARD AGREEMENT

THIS EXECUTIVE RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into as of this 15th day of November 2008, by and between Warner Music Group Corp., a Delaware corporation (“Parent”), and Michael Fleisher (the “Executive”).

RECITALS:

WHEREAS, WMG Acquisition Corp., a Delaware corporation (the “Company”), an indirect subsidiary of Parent, or one of Parent’s other direct or indirect subsidiaries, employs the Executive; and

WHEREAS, the Parent has adopted the Amended and Restated Warner Music Group Corp. 2005 Omnibus Award Plan (the “Plan”), pursuant to which awards of restricted shares of the Parent’s Common Stock may be granted to persons, including persons regularly employed by the Parent or its Affiliates; and

WHEREAS, the Board of Directors of Parent (the “Board”) has determined that it is in the best interests of Parent and its stockholders to grant as of the date hereof (the “Effective Date”) the restricted stock award provided for herein (the “Restricted Stock Award”) to the Executive in connection with the Executive’s services to the Company and the Parent’s Affiliates, such grant to be subject to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. As used herein with respect to any person, the term “Affiliate” shall mean any entity that directly or indirectly is controlled by, controls or is under common control with such person. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Executive and his legal representative in respect of any questions arising under the Plan or this Agreement.

2. Grant of Restricted Stock Award. Parent hereby grants on the Effective Date to the Executive a Restricted Stock Award consisting of 450,000 shares of Common Stock (hereinafter called the “Restricted Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Restricted Shares shall vest in accordance with Section 3(a) hereof; provided, however, that 150,000 of the Restricted Shares (such shares, the “Bonus Restricted Shares”) shall be subject to the special additional vesting terms set forth in Section 3(a)(vi) hereof.

3.	Terms and Conditions.

(a)	Vesting.

(i) Except as otherwise provided in this Agreement, the Restricted Shares shall vest and become non-forfeitable, upon the achievement of both the “Service Condition” and the “Performance Condition” (each as defined below) with respect to all or any portion of the Restricted Shares.

(A) Service Condition. The “Service Condition” shall be deemed satisfied with respect to each of the Tranches described in Section 3(a)(i)(B) in equal annual installments with respect to 20% of the Restricted Shares covered by each such Tranche on the day immediately prior to each of the first, second, third, fourth and fifth anniversaries of the Effective Date (i.e., the Service Condition shall be deemed satisfied in 20% equal annual installments on November 14 of 2009, 2010, 2011, 2012 and 2013, respectively, and each such date is referred to herein as a “Service Vesting Date”), provided that the Executive remains employed with the Company on each such date (subject to Section 3(a)(iii) below).

(B) Performance Condition. The “Performance Condition” shall be deemed satisfied with respect to each of the “Tranches” of Restricted Shares described below (subject to Section 3(a)(vi) below) upon the achievement at any time prior to the fifth anniversary of the Effective Date of the corresponding performance hurdle described below, in each case, provided that the Executive is employed with the Company at the time such Performance Condition is met (subject to Section 3(a)(iii)(D) below).

For the purposes of this Section 3(a)(i)(B), the Restricted Shares shall be divided into four “Tranches” as follows:

(1) “First Tranche” shall mean 106,500 of the Restricted Shares (of which 35,500 shall constitute Bonus Restricted Shares), for which the Performance Condition will be satisfied upon achievement of the First Performance Hurdle;

(2) “Second Tranche” shall mean 106,500 of the Restricted Shares (of which 35,500 shall constitute Bonus Restricted Shares), for which the Performance Condition will be satisfied upon achievement of the Second Performance Hurdle;

(3) “Third Tranche” shall mean 106,500 of the Restricted Shares (of which 35,500 shall constitute Bonus Restricted Shares), for which the Performance Condition will be satisfied upon achievement of the Third Performance Hurdle; and

(4) “Fourth Tranche” shall mean 130,500 of the Restricted Shares (of which 43,500 shall constitute Bonus Restricted Shares), for which the Performance Condition will be satisfied upon achievement of the Fourth Performance Hurdle.

For purposes of illustrating the vesting terms described in this Section 3(a)(i), on each Service Vesting Date, an amount of Restricted Shares equal to the product of 20% multiplied by the number of Restricted Shares covered by each Tranche (if any) with respect to which the relevant Performance Condition has been satisfied shall become vested and non-forfeitable. Additionally, upon the achievement of any Performance Condition with respect to a Tranche following the date on which one or more of the 20% incremental portions of the Service Condition has been satisfied, an additional amount of Restricted Shares equal to the product of the number of Restricted Shares covered by such Tranche multiplied by the percentage of the Service Condition which has been previously attained shall become vested and non-forfeitable. For the avoidance of doubt, the Performance Condition related to the Bonus Restricted Shares shall not be deemed satisfied unless (in addition to meeting the applicable Performance Conditions described above) the conditions set forth under Section 3(a)(vi) are met.

(ii) For the purposes of this Section 3(a), and also as and if used elsewhere in this Agreement, the following terms shall have the following meanings:

(A) “First Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $10.00 per share over 60 consecutive trading days on the New York Stock Exchange or such other primary stock exchange with which the Common Stock is listed and traded (or quoted in the Nasdaq) (an “Exchange”).

(B) “Second Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $13.00 per share over 60 consecutive trading days on an Exchange.

(C) “Third Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $17.00 per share over 60 consecutive trading days on an Exchange.

(D) “Fourth Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $20.00 per share over 60 consecutive trading days on an Exchange.

(iii) Effect of Certain Terminations of Employment. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent for any reason, any then remaining Unvested Restricted Shares shall be forfeited without consideration as more fully set out below, except as set out in clauses (D) and (E) below:

(A) Termination for Cause. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination for Cause at any time, all Unvested Restricted Shares shall be forfeited by the Executive without the receipt of consideration.

(B) Termination without Cause or for Good Reason. Except as provided in Section 3(a)(iii)(E) below, upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination without Cause or for Good Reason, all Unvested Restricted Shares shall be forfeited by the Executive without the receipt of consideration.

(C) Voluntary Termination without Good Reason. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a voluntary termination without Good Reason, all Unvested Restricted Shares shall be forfeited by the Executive without the receipt of consideration.

(D) Termination Due to Death or Disability. In the event of the Executive’s cessation of employment with the Company or any Affiliate of the Parent by reason of the Executive’s death or Disability, the Service Condition shall be deemed to have been satisfied to the same extent as if the Executive had remained employed by the Company for 12 months following such termination date. Additionally, following the Executive’s termination due to death or Disability, any Unvested Restricted Shares shall continue to vest in accordance with Section 3(a) to the extent that any additional Performance Conditions are satisfied during the 12 month period following the date of such cessation of employment. Any Unvested Restricted Shares that remain outstanding 12 months following the date of the Executive’s termination due to death or Disability shall be forfeited by the Executive without the receipt of consideration.

(E) Termination without Cause or for Good Reason in Connection with a Change in Control. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination without Cause or for Good Reason, in each case, provided that such termination occurs on or after, or in anticipation of, a Change in Control, the Service Condition applicable to each share of Restricted Stock shall be deemed to have been fully attained.

(iv) Notwithstanding anything herein to the contrary, (A) upon a Change in Control following which the Common Stock ceases to be traded on an Exchange, any Unvested Restricted Shares for which a Performance Condition has not been met will be forfeited; provided, however, that Unvested Restricted Shares for which a Performance Condition has been met, on or prior to such Change in Control, will continue to vest upon satisfaction of the corresponding Service Condition; and (B) if the Fair Market Value as of the date of any Change in Control (or, if greater, the per share consideration paid in connection with such Change in Control) exceeds the per share dollar threshold amount of any of the Performance Conditions described above (without regard to the number of consecutive trading days for which the average closing price was achieved) then such Performance Condition shall be deemed to have been achieved as of the date of such Change in Control, to the extent not previously achieved.

(v) In the event that the Common Stock ceases to be traded on an Exchange following a transaction or other event that does not constitute a Change in Control, then, notwithstanding any provision of the Plan, the Restricted Shares shall remain outstanding and shall continue to be governed by the terms of this Agreement; provided, however, that Parent shall, after good faith consultation with the Executive, equitably adjust the terms applicable to the Restricted Shares (including, without limitation, the Performance Conditions) in order to maintain, to the extent reasonably possible, the intent of the parties in establishing the Performance Conditions set out in this Agreement.

(vi) Vesting of Bonus Restricted Shares. The Performance Condition shall not be deemed satisfied with respect any of the Bonus Restricted Shares as to which a performance hurdle is otherwise attained if the Committee affirmatively determines, in its sole and absolute discretion within 45 days following the date on which such performance hurdle is otherwise attained, that, notwithstanding the achievement of such performance hurdle, such Bonus Restricted Shares (or any portion thereof) shall not be permitted to vest. In making such determination, the Committee may take into consideration such factors as it deems appropriate, including, without limitation, whether any additional performance goals established by the Committee from time to time with respect to the vesting of such Bonus Restricted Shares have been met. Such performance goals may include goals based on the Executive’s performance with respect to any special projects and/or transformational initiatives that have been assigned to the Executive by the Company’s Chief Executive Officer. If the Committee affirmatively determines that the performance condition as to any of the Bonus Restricted Shares shall be deemed to not have been attained as described above in this Section 3(a)(vi), such Bonus Restricted Shares shall remain outstanding until the earlier of (i) the date they would otherwise be forfeited in accordance with this Agreement or (ii) the fifth anniversary of the Effective Date, and then be forfeited; provided that at any time prior to the forfeiture of such Bonus Restricted Shares the Committee may determine that such Bonus Restricted Shares shall become Vested Restricted Shares. The Company shall promptly inform the Executive of any determination by the Committee with respect to the vesting of any portion of the Bonus Restricted Shares in accordance with this Section 3(a)(vi), which determination shall be made at least once annually for so long as the Bonus Restricted Shares remain outstanding.

(vii) Treatment of Bonus Restricted Shares upon and Following a Change in Control. The following provisions shall be applicable with respect to the Bonus Restricted Shares upon and following a Change in Control:

(A) Change in Control Occurring on or Prior to the Second Anniversary of the Effective Date. Prior to the occurrence of any Change in Control occurring on or prior to the second anniversary of the Effective Date, the Committee (as comprised immediately prior to such Change in Control) shall affirmatively determine whether Section 3(a)(vi) shall continue to apply upon and following such Change in Control to any then unvested Bonus Restricted Shares. To the extent that the Committee, in its sole discretion, determines that Section 3(a)(vi) shall cease to apply to any portion (or all) of the then unvested Bonus Restricted

Shares upon and following such Change in Control, such Bonus Restricted Shares shall be eligible to vest solely based upon satisfaction of the applicable Service Condition and Performance Condition. To the extent that the Committee, in its sole discretion, affirmatively determines that Section 3(a)(vi) shall continue to apply to any portion (or all) of the then unvested Bonus Restricted Shares upon and following such Change in Control, the potential vesting of such Bonus Restricted Shares shall remain subject in all respects to the provisions set forth under Section 3(a)(vi). In the event that the Committee (as comprised immediately prior to such Change in Control) fails to take any affirmative action with respect to the then outstanding Bonus Restricted Shares prior to the occurrence of such Change in Control, then Section 3(a)(vi) shall automatically cease to apply to such Bonus Restricted Shares upon and following such Change in Control.

(B) Change in Control Occurring After the Second Anniversary of the Effective Date. Section 3(a)(vi) shall automatically cease to apply to the Bonus Restricted Shares upon and following the occurrence of any Change in Control occurring after the second anniversary of the Effective Date (other than with respect to any Tranches of Bonus Restricted Shares which the Committee affirmatively determined not to vest pursuant to its authority under Section 3(a)(vi) prior to the occurrence of such Change in Control).

(b) The term “Vested Restricted Shares,” as used herein, shall mean each Restricted Share on and following the time that both the Service Condition and the Performance Condition set forth in Section 3(a) hereof (including, without limitation, the conditions set forth under Section 3(a)(vi) if applicable) have been satisfied as to such share and the Executive has paid any applicable taxes payable with respect to such share as set forth in Section 3(c) hereof. Restricted Shares which have not become Vested Restricted Shares are hereinafter referred to as “Unvested Restricted Shares.”

(c) Taxes. The Executive shall pay to Parent or the Company (as designated by Parent) promptly upon request, and in any event at the time the Executive recognizes taxable income in respect of the Restricted Stock Award, an amount equal to the taxes, if any, Parent determines it is required to withhold under applicable tax laws with respect to the Restricted Shares. Such payment shall be made in the form of cash or, upon approval of Parent in its absolute and sole discretion, by having Parent withhold from the number of Restricted Shares otherwise issuable pursuant to the settlement of the Restricted Stock Award a number of Restricted Shares with a Fair Market Value equal to such withholding liability. The Executive may, but shall not be required to, make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to realize taxable income in respect of the grant of the Restricted Stock Award, in an amount equal to the fair market value of the Restricted Shares on the Date of Grant. If Executive makes such an election, Executive shall provide a copy of such election to the Company and Parent as required by Section 83(b) of the Code.

(d) Certificates. Certificates evidencing the Restricted Shares shall be issued by Parent and shall be registered in the Executive’s name on the stock transfer books of Parent promptly after the Effective Date, but shall remain in the physical custody of Parent or its designee at all times prior to, in the case of any particular Restricted Shares, becoming Vested Restricted Shares. As a condition to the receipt of this Restricted Stock Award, the Executive shall deliver to Parent a stock power, duly endorsed in blank, relating to the Restricted Shares.

(e) Effect of Failure to Achieve Performance Conditions. Upon the fifth anniversary of the Effective Date, any then remaining Unvested Restricted Shares (including, without limitation, any Bonus Restricted Shares that the Committee has not yet made an affirmative decision to vest) shall be forfeited by the Executive without the receipt of consideration.

(f) Rights as a Stockholder; Dividends. The Executive shall be the record owner of the Restricted Shares unless and until such shares are forfeited pursuant to Sections 3(a)(iii) or 3(e) hereof or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of Parent, including, without limitation, voting rights, if any, with respect to the Restricted Shares; provided that any cash or in-kind dividends paid with respect to Unvested Restricted Shares shall be withheld by Parent and shall be paid to the Executive, without interest, upon the earliest to occur of (i) the fifth anniversary of the Effective Date, or (ii) the first anniversary of the Executive’s separation from service within the meaning of Code Section 409A for any reason, in each case, only with respect to such Restricted Shares (if any) that have become Vested Restricted Shares on or prior to such date. As soon as practicable following the vesting of any Restricted Shares, certificates for such Vested Restricted Shares shall be delivered to the Executive or the Executive’s beneficiary along with the stock power relating thereto.

(g) Restrictive Legend. All certificates representing Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE AMENDED AND RESTATED WARNER MUSIC GROUP CORP. 2005 OMNIBUS AWARD PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF November 15, 2008, BETWEEN WARNER MUSIC GROUP CORP. AND MICHAEL FLEISHER. A COPY OF SUCH PLAN AND AGREEMENT IS ON FILE AT THE OFFICES OF WARNER MUSIC GROUP CORP.

(h) Transferability. No Restricted Share may, at any time prior to becoming a Vested Restricted Share, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against Parent; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

4.	Miscellaneous.

(a) Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given when actually received or, if mailed, three days after mailing by registered or certified mail, return receipt requested, or one business day after mailing by a nationally recognized express mail delivery service with instructions for next-day delivery, to those persons listed below at their following respective addresses or at such other address or person’s attention as each may specify by notice to the others:

To Parent:

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

Attention: General Counsel

To the Executive:

The most recent address for the Executive in the records of Parent or the Company. The Executive hereby agrees to promptly provide Parent and the Company with written notice of any change in the Executive’s address for so long as this Agreement remains in effect.

(b) Bound by Plan and Stockholders Agreement. By signing this Agreement, the Executive acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Additionally, the Executive acknowledges that the Restricted Shares shall be subject to the terms of the Amended and Restated Stockholders Agreement, dated as of May 10, 2005, by and among Parent, WMG Holdings Corp., the Company, Executive and certain other stockholders of Parent.

(c) Beneficiary. The Executive may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Executive, the executor or administrator of the Executive’s estate shall be deemed to be the Executive’s beneficiary. The Executive’s beneficiary shall succeed to the rights and obligations of the Executive hereunder upon the Executive’s death, except as maybe otherwise described herein.

(d) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of Parent, its successors and assigns, and of the Executive and the beneficiaries, executors, administrators, heirs and successors of the Executive.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(f) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Executive any right to be retained, in any position, as an employee, consultant or director of the Company or any Affiliate of Parent or shall interfere with or restrict in any way the right of the Company or any Affiliate of Parent, which are hereby expressly reserved, to remove, terminate or discharge the Executive at any time for any reason whatsoever.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

(h) Waiver. Any right of Parent contained in the Agreement may be waived in writing by the Board. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(i) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(j) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(k) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(l) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Warner Music Group Corp.

By:
Title:

Michael Fleisher

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                     , 450,000 shares of Common Stock of Warner Music Group Corp., a Delaware corporation, issued pursuant to an Executive Restricted Stock Award Agreement between Warner Music Group Corp. and the undersigned, dated             , 2008 and standing in the name of the undersigned on the books of said corporation, represented by Certificate No.             , and does hereby irrevocably constitute and appoint Warner Music Group Corp. as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer the said stock on the books of said corporation with full power of substitution in the premises.

Dated:	Name:

Exhibit B

Execution Copy

WARNER MUSIC GROUP CORP.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”), is entered into as of this 15 th day of November 2008 (the “Date of Grant”), by and between Warner Music Group Corp., a Delaware corporation (“Parent”), and Michael Fleisher (the “Executive”).

WHEREAS, WMG Acquisition Corp., a Delaware corporation (the “Company”), an indirect subsidiary of Parent, or one of Parent’s other direct or indirect subsidiaries, employs the Executive; and

WHEREAS, the Parent has adopted the Amended and Restated Warner Music Group Corp. 2005 Omnibus Award Plan (the “Plan”), pursuant to which awards of options to purchase shares of the Parent’s Common Stock may be granted to persons, including persons regularly employed by the Parent or its Affiliates; and

WHEREAS, the Board of Directors of Parent (the “Board”) has determined that it is in the best interests of Parent and its stockholders to grant to the Executive as of the Date of Grant an option to purchase shares of Common Stock of Parent (“Common Stock”), as provided for herein (the “Stock Option Award”);

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant. Parent hereby grants on the Date of Grant to the Executive an option (the “Option”) to purchase 450,000 shares of Common Stock (such shares of Common Stock, the “Option Shares”), on the terms and conditions set forth in the Plan and this Agreement. This Option is not intended to be treated as an incentive stock option under Section 422 of the Code. The number and type of Option Shares purchasable hereunder shall be subject to adjustment as and in the manner provided in Section 11 below. The Option shall vest and become exercisable in accordance with Section 5 hereof; provided, however, that the Option in respect of 150,000 of the Option Shares (such shares, the “Bonus Option Shares”) shall be subject to the special additional vesting terms set forth in Section 5(f) hereof.

2. Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. As used herein with respect to any person, the term “Affiliate” shall mean any entity that directly or indirectly is controlled by, controls or is under common control with such person. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Executive and his legal representative in respect of any questions arising under the Plan or this Agreement.

3. Option Price. The price at which the Executive shall be entitled to purchase the Option Shares upon the exercise of all or any portion of this Option shall be $             per share, representing the Fair Market Value of the Common Stock as of the Date of Grant. Such exercise price shall be subject to adjustment as and in the manner provided in Section 11 below.

4. Expiration Date. Subject to Section 6 hereof, the Option shall expire at the end of the period commencing on the Date of Grant and ending at 11:59 p.m. Eastern Time (“ET”) on the day preceding the tenth anniversary of the Date of Grant (the “Option Period”).

5. Exercisability of the Option.

(a) General. Except as may otherwise be provided herein, the Option shall become vested and exercisable in five equal installments on the day prior to each of the first, second, third, fourth and fifth anniversaries of the Date of Grant (i.e., the vesting dates shall be November 14 of 2009, 2010, 2011, 2012 and 2013, respectively) (the “Vesting Dates”) provided that (i) the Executive remains employed with the Company on each such date and (ii) with respect to the Bonus Option Shares (which shall be eligible to vest in equal installments on each of the Vesting Dates), the vesting terms set forth in Section 5(f) hereof are met.

(b) Effect of Certain Terminations of Employment. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent for any reason, any then remaining portion of the Unvested Option shall be immediately terminated without the receipt of consideration by the Executive, as more fully set out below, except as set out in clauses (iv) and (v) below:

(i) Termination for Cause. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination for Cause at any time, the entire Option (regardless of whether then vested) shall be immediately terminated without the receipt of consideration by the Executive.

(ii) Termination without Cause or for Good Reason. Except as provided in Section 5(b)(v) below, upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination without Cause or for Good Reason, any then remaining portion of the Unvested Option shall be immediately terminated without the receipt of consideration by the Executive.

(iii) Voluntary Termination without Good Reason. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a voluntary termination without Good Reason, any then remaining portion of the Unvested Option shall be immediately terminated without the receipt of consideration by the Executive.

(iv) Termination Due to Death or Disability. In the event of the Executive’s cessation of employment with the Company or any Affiliate of the Parent by reason of the Executive’s death or Disability, the additional portion, if any, of the Option that would have become vested and exercisable if the

Executive had remained employed by the Company for 12 months following such termination date will become immediately vested and exercisable as of such termination date. Any remaining portion of the Unvested Option (after giving effect to the preceding sentence) shall be immediately terminated without the receipt of consideration by the Executive.

(v) Termination without Cause or for Good Reason in Connection with a Change in Control. Upon the Executive’s cessation of employment with the Company or any Affiliate of the Parent due to a termination without Cause or for Good Reason, in each case, provided that such termination occurs on or after, or in anticipation of, a Change in Control, the remaining portion of the Option other than with respect to the Bonus Option Shares (which Bonus Option Shares shall remain subject to Section 5(f) unless otherwise determined pursuant to Section 5(g)) shall become fully vested and exercisable.

(c) The term “Vested Option,” as used herein, shall mean the portion of the Option on and following the time that the vesting condition set forth in Section 5(a), 5(b) or 5(f) hereof has been satisfied as to such portion. The portion of the Option which has not become the Vested Option is hereinafter referred to as the “Unvested Option.”

(d) The Option may be exercised only as to the Vested Option, and only by written notice using the applicable form provided by Parent delivered in person or by mail in accordance with Section 12(a) hereof and accompanied by payment therefor. The purchase price of the Option Shares shall be paid by the Executive to Parent (A) by certified check or wire transfer (using such wire transfer instructions as are provided by Parent or the Company), (B) by transferring to Parent shares of Common Stock, if and in the manner approved by Parent, (C) by a broker-assisted “cashless exercise” procedure if and in the manner approved by the Committee, or (D) by any other method approved in writing by the Committee. If requested by Parent, the Executive shall promptly deliver his copy of this Agreement evidencing the Option to the Secretary of Parent who shall endorse thereon a notation of such exercise and promptly return such Agreement to the Executive. Upon payment of the applicable purchase price and the issuance of the Option Shares in accordance with the terms and conditions of this Agreement, the Option Shares shall be validly issued, fully paid and nonassessable.

(e) In the event that the Common Stock ceases to be traded on an Exchange following a transaction or other event that does not constitute a Change in Control, then, notwithstanding any provision of the Plan, the Option shall be treated in the same manner as Parent and the Company treat stock options then held by the employees of the Company generally. For the avoidance of doubt, the vesting of the portion of the Option covering the Bonus Option Shares shall remain subject to Section 5(f) following a transaction described in this Section 5(e), unless otherwise determined pursuant to Section 5(g).

(f) Vesting of Portion of the Option Covering Bonus Option Shares. The portion of the Option covering Bonus Option Shares which is scheduled to vest on any particular date shall not vest or become exercisable if, notwithstanding the achievement of the vesting conditions set forth above, the Committee affirmatively determines, in its sole and absolute discretion within 45 days following such scheduled vesting date, that such portion of the Option (or any portion thereof) shall not be permitted to vest and become exercisable on such scheduled vesting date. In making such determination, the Committee may take into consideration such factors as it deems appropriate, including, without limitation, whether any additional performance goals established by the Committee from time to time with respect to the vesting of such Bonus Option Shares have been met. Such performance goals may include goals based on the Executive’s performance with respect to any special projects and/or transformational initiatives that have been assigned to the Executive by the Company’s Chief Executive Officer. If the Committee affirmatively determines that any portion of the Option covering Bonus Option Shares shall not vest on its scheduled vesting date as described above in this Section 5(f), such portion shall remain outstanding until the earlier of (i) the date it would otherwise terminate in accordance with this Agreement or (ii) the fifth anniversary of the Date of Grant, and then terminate; provided that at any time prior to the termination of such portion of the Option the Committee may determine that such portion shall vest and become exercisable. The Company shall promptly inform the Executive of any determination by the Committee with respect to the vesting of any portion of the Option covering the Bonus Option Shares in accordance with this Section 5(f), which determination shall be made at least once annually for so long as the Bonus Option Shares remain outstanding.

(g) Treatment of Portion of the Option Covering Bonus Option Shares upon and Following a Change in Control. The following provisions shall be applicable with respect to the portion of the Option covering the Bonus Option Shares upon and following a Change in Control:

(A) Change in Control Occurring on or Prior to the Second Anniversary of the Effective Date. Prior to the occurrence of any Change in Control occurring on or prior to the second anniversary of the Effective Date, the Committee (as comprised immediately prior to such Change in Control) shall affirmatively determine whether Section 5(f) shall continue to apply upon and following such Change in Control to any then unvested portion of the Option covering Bonus Option Shares. To the extent that the Committee, in its sole discretion, determines that Section 5(f) shall cease to apply to any portion (or all) of the then unvested portion of the Option covering Bonus Option Shares upon and following such Change in Control, such portion of the Option shall be eligible to vest solely based upon satisfaction of the applicable time vesting conditions under Sections 5(a) and 5(b). To the extent that the Committee, in its sole discretion, affirmatively determines that Section 5(f) shall continue to apply to any portion (or all) of the then unvested portion of the Option covering Bonus Option Shares upon and following such Change in Control, the potential vesting of such portion of the Option shall remain subject in all respects to the provisions set forth under Section 5(f). In the event that the Committee (as comprised immediately prior to such Change in Control) fails to take any affirmative action with respect to the then unvested portion of the Option covering Bonus Option Shares prior to the occurrence of such Change in Control, then Section 5(f) shall automatically cease to apply to such portion of the Option upon and following such Change in Control.

(B) Change in Control Occurring After the Second Anniversary of the Effective Date. Section 5(f) shall automatically cease to apply to the portion of the Option covering Bonus Option Shares upon and following the occurrence of any Change in Control occurring after the second anniversary of the Effective Date (other than with respect to any tranches of the Option covering Bonus Option Shares which the Committee affirmatively determined not to vest pursuant to its authority under Section 5(f) prior to the occurrence of such Change in Control).

6. Exercise Period for Vested Option Following Termination of Employment on Option.

(a) For purposes of this Agreement, the Executive’s employment may be terminated (i) by the Company for Cause or by the employee in violation of any applicable employment agreement (a “6(a)(i) Termination”), (ii) by the Executive other than as a Retirement or for Good Reason and without any violation of any applicable employment agreement (a “6(a)(ii) Termination”), (iii) by the Company without Cause (including on account of Disability), or on account of the Executive’s death or by the Executive for Good Reason (a “6(a)(iii) Termination”) or (iv) by the Executive on account of Retirement (a “6(a)(iv) Termination”). For purposes of the preceding sentence, “Retirement” shall mean the Executive’s voluntary termination of employment with the Company on or after the age of 62, after no less than 10 years of employment with the Company.

(b) The Vested Option shall remain exercisable by the Executive until the earlier of the last day of the Option Period or, as applicable, (i) thirty (30) days following the date of a 6(a)(i) Termination or a 6(a)(ii) Termination, (ii) one hundred and twenty (120) days following the date of a 6(a)(iii) Termination and (iii) the last day of the Option Period, in the case of a 6(a)(iv) Termination.

7. Compliance with Legal Requirements. The granting and exercising of the Option, and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. Parent, in its sole discretion, may postpone the issuance or delivery of Option Shares as Parent may consider appropriate and may require the Executive to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Option Shares in compliance with applicable laws, rules and regulations.

8. Transferability. Except as described in Section 12(k) of the Plan, the Option shall not be transferable by the Executive other than by will or the laws of descent and distribution, and any such purported transfer shall be void and unenforceable against Parent; provided that the designation of a beneficiary shall not constitute a transfer or encumbrance.

9. Rights as Stockholder. The Executive shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to this Option unless, until and to the extent that (A) this Option shall have been exercised pursuant to its terms, (B) Parent shall have issued and delivered to the Executive the Option Shares, and (C) the Executive’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of Parent.

10. Tax Withholding. Prior to the delivery of a certificate or certificates representing the Option Shares, the Executive must pay in the form of a certified check to Parent or the Company (as designated by Parent) any such additional amount as Parent (or the Company) determines that it is required to withhold under applicable federal, state or local tax laws in respect of the exercise or the transfer of Option Shares; provided that the Committee may, in its sole discretion, allow such withholding obligation to be satisfied by withholding Option Shares otherwise deliverable upon exercise of the Option or by any other method.

11. Adjustments for Stock Splits, Stock Dividends, etc.; Change in Control. Awards shall be subject to adjustment, substitution, or cancellation as determined by the Committee in its sole discretion, as is fully set forth in Section 13 of the Plan.

12. Miscellaneous.

(a) Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given when actually received or, if mailed, three days after mailing by registered or certified mail, return receipt requested, or one business day after mailing by a nationally recognized express mail delivery service with instructions for next-day delivery, to those persons listed below at their following respective addresses or at such other address or person’s attention as each may specify by notice to the others:

To Parent:

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

Attention: General Counsel

To the Executive:

The most recent address for the Executive in the records of Parent or the Company. The Executive hereby agrees to promptly provide Parent and the Company with written notice of any change in the Executive’s address for so long as this Agreement remains in effect.

(b) Bound by Plan and Stockholders Agreement. By signing this Agreement, the Executive acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Additionally, the Executive acknowledges that any shares of Common Stock acquired upon exercise of the Option shall be subject to the terms of the Amended and Restated Stockholders Agreement, dated as of May 10, 2005, by and among Parent, WMG Holdings Corp., the Company, Executive and certain other stockholders of Parent (the “Stockholders Agreement”).

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Executive any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Executive at any time for any reason whatsoever.

(e) Beneficiary. The Executive may file with Parent a written designation of a beneficiary on such form as may be prescribed by Parent and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Executive, the executor or administrator of the Executive’s estate shall be deemed to be the Executive’s beneficiary.

(f) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of Parent and its successors and assigns, and of the Executive and the beneficiaries, executors, administrators, heirs and successors of the Executive.

(g) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(h) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(i) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(j) Interpretations. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement. The term “Company” as used herein with reference to the employment of the Executive or the termination thereof shall refer to the Company, Parent and each of their direct and indirect subsidiaries.

(k) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WARNER MUSIC GROUP CORP.

By:
Title:

EXECUTIVE

Name:

NOTICE OF OPTION EXERCISE

To exercise your option to purchase shares of Warner Music Group Corp. (“Parent”) common stock (“Shares”), please fill out this form and return it to the Corporate Secretary of Parent, together with a certified check in the amount of the exercise price due, which is the product of the number of Shares with respect to which you are exercising the Option and the per share exercise price per share in your Stock Option Agreement. At its option, Parent may provide for the exercise price to be paid in a different manner. You are not required to exercise your option with respect to all Shares thereunder. You also must include a certified check in the amount of any required payroll taxes and income tax withholding due in connection with your exercise, unless Parent specifically provides for such obligation to be satisfied in a different manner (such as the “cashless exercise” method set forth below).

I hereby exercise my right to purchase                      Shares under the option granted to me pursuant to the Stock Option Agreement between myself and Parent, dated as of                     . My option is vested and exercisable as to the Shares being purchased hereunder.

Please note below the form of payment elected:

Cashless Exercise:

☐    I elect to pay both the exercise price and required payroll taxes and income tax withholding through a “cashless exercise”. Under this method, Merrill Lynch will sell some or all of the Shares immediately, with part of the proceeds being used to pay the exercise price, taxes and brokerage fees. The remaining proceeds (net of the exercise price, any withholding and brokerage commissions or other fees) will be paid to the option holder.

Exercise with Cash Payment:

☐    I have enclosed either one or more certified checks covering both the exercise price of $             and the required payroll taxes and income tax withholding of $            . (Please contact Trent Tappe to determine the amount of any required payroll taxes and income tax withholding.)

If electing the cashless exercise form of payment above, this represents a sale of Shares. You will need to obtain any necessary pre-clearance required by Parent’s Insider Trading Policy prior to completing any such exercise. Additionally, any sale of Shares must comply with and will be subject to the terms of the Stockholders Agreement.

I hereby represent that, to the best of my knowledge and belief, I am legally entitled to exercise this option.

Signature:
Printed Name:
Social Security Number:
Date:

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